Exhibit 99.1

Acuity Brands Announces Formation of New Holding Company

ATLANTA—September 26, 2007—Acuity Brands, Inc. (NYSE: AYI) announced today that effective September 26, 2007, it reorganized by creating a new holding company structure. In addition, in connection with the holding company reorganization, the Company completed reorganizations of its subsidiaries to facilitate the previously announced spin-off of Zep Inc.

The primary purposes of the reorganizations were to properly separate the assets and liabilities of the Company’s business units into separate subsidiaries and to create a more efficient holding company structure. The business operations of Acuity Brands, Inc. and its subsidiaries will not change as a result of the reorganizations.

As part of the holding company reorganization, a new parent company, Acuity Brands, Inc., was formed. Outstanding shares of the capital stock of the former parent company, which was also named Acuity Brands, Inc., were automatically converted, on a share for share basis, into identical shares of common stock of the new holding company. The new holding company assumed the obligations of the former Acuity Brands, Inc. under the 6.00% notes due 2009 and the 8.375% notes due 2010.

The certificate of incorporation, the bylaws, the executive officers and the board of directors of the new holding company are the same as those of the former Acuity Brands, Inc. in effect immediately prior to the reorganization. The common stock of the new holding company will continue to trade on the New York Stock Exchange under the symbol “AYI.” The rights, privileges and interests of the Company’s stockholders will remain the same with respect to the new holding company. The change to the holding company structure was tax free to the Company’s stockholders.